Exhibit 23.5

745 Seventh Avenue New York, NY 10019 United States

June 30, 2021

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated February 15, 2021, to the Board of Directors of Regal Beloit Corporation (“Regal”), as Annex D to Amendment No. 1 to the joint proxy statement/prospectus-information statement included in the Registration Statement on Form S-4 of Regal, as filed by Regal June 30, 2021 (the “Registration Statement”), relating to the Merger (as defined in the Registration Statement), and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion Regal’s Financial Advisors”, “Risk Factors—Risks Related to the Transactions”, “The Transactions—Background of the Merger”, “The Transactions—Regal’s Reasons for the Merger; Recommendation of Regal’s Board of Directors”, “The Transactions—Opinion of Barclays” and “Annex D—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

/s/ Barclays Capital